Exhibit (a)(1)(iv)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Opsware Inc.
at
$14.25 Net Per Share
Pursuant to the Offer to Purchase dated August 3, 2007
by
Orca Acquisition Corporation
a wholly-owned subsidiary of
Hewlett-Packard Company

August 3, 2007

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        Orca Acquisition Corporation, a Delaware corporation ("Purchaser") and wholly-owned subsidiary of Hewlett-Packard Company, a Delaware corporation ("Parent"), is making an offer to purchase all outstanding shares of common stock, par value $0.001 ("Shares"), of Opsware Inc., a Delaware corporation (the "Company"), at a price of $14.25 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 3, 2007 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer") enclosed herewith. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of July 20, 2007, by and among Purchaser, Parent and the Company (as it may be amended from time to time).

        For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

  1.
  Offer to Purchase, dated August 3, 2007;

  2.
  Letter of Transmittal, including a Substitute Form W-9, for your use and for the information of your clients to be used in accepting the Offer and tendering Shares;

  3.
  Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to the Depositary (as defined below) by the expiration of the Offer;

  4.
  A form letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

  5.
  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding;

  6.
  A letter to the Company's stockholders from Benjamin Horowitz, President and Chief Executive Officer of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9 dated August 3, 2007, which has been filed with the Securities and Exchange Commission and includes the recommendation of the board of directors of the Company that stockholders accept the Offer and tender their Shares pursuant to the Offer; and

  7.
  Return envelope addressed to Computershare Trust Company, N.A. (the "Depositary").

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, AUGUST 30, 2007, UNLESS THE OFFER IS EXTENDED PURSUANT TO THE OFFER TO PURCHASE.

        Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person (other than Innisfree M&A Incorporated (the "Information Agent"), J.P. Morgan Securities Inc. (the "Dealer Manager") and Computershare Trust Company, N.A. (the "Depositary")) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for reasonable and customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

        In order to tender Shares in the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary by 12:00 midnight, New York City time, on Thursday, August 30, 2007, unless the Offer is extended.

        Questions and requests for assistance of the enclosed materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover to the Offer to Purchase. Additional copies of the enclosed materials may be obtained by contacting the Information Agent at the address and telephone number set forth on the back cover to the Offer to Purchase and will be furnished at Purchaser's expense.

Very truly yours,
Orca Acquisition Corporation

Nothing contained herein or in the enclosed documents shall render you or any person the agent of Parent, Purchaser, the Company, the Information Agent, the Dealer Manager, the Depositary or any of their affiliates, or authorize you or any other person to use any document or make any representation on behalf of any of them with respect to the Offer not contained in the Offer to Purchase or the Letter of Transmittal.

2

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor
New York, New York 10022

Stockholders Call Toll-Free: (877) 750-5838
Banks and Brokers Call Collect: (212) 750-5833
E-mail: info@innisfreema.com (materials requests only)

The Dealer Manager for the Offer is:

277 Park Avenue, 9th Floor
New York, NY 10172
(212) 622-2922 (collect)
(877) 371-5947 (toll free)